Exhibit 99.1

NewPage Reports Third Quarter 2013 Financial Results

Company reports $21 million of net income. Results in line with expectations.

MIAMISBURG, Ohio, Nov. 7, 2013 /PRNewswire/ -- NewPage Holdings Inc. (NewPage) today reported its financial results for the third quarter of 2013.

Net income in the third quarter of 2013 was $21 million compared to a net loss of $47 million in the third quarter of 2012. The increase was primarily driven by improved gross margin and lower reorganization items from the prior-year quarter.

Net sales in the third quarter of 2013 were $780 million compared to $803 million in the third quarter of 2012, a decline of 3 percent. The decrease was primarily the result of lower sales volume of paper and lower average paper prices, partially offset by improved mix.

Operating cash flows in the third quarter of 2013 were $7 million, which included $2 million of bankruptcy-related payments. Operating cash flows in the third quarter of 2012 were $13 million, which included $17 million of bankruptcy-related payments. For the nine months ended September 30, 2013, the company used $16 million of cash in operations, which included $60 million of bankruptcy-related payments. For the nine months ended September 30, 2012, the company used $35 million of cash in operations, which included $51 million of bankruptcy-related payments and a $38 million interest payment on pre-petition debt.

Adjusted EBITDA (see Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA below) was $85 million in the third quarter of 2013 compared to $58 million in the third quarter of 2012.

"Overall, our third quarter financial results are in line with our expectations," said George F. Martin, president and chief executive officer for NewPage. "A weaker commercial environment was largely offset by reduced controllable costs and lower inflation."

NewPage ended the third quarter with $292 million of total liquidity, consisting of $288 million of availability under the revolving credit facility and $4 million of available cash and cash equivalents. "During the third quarter, we maintained a strong liquidity position," said Jay A. Epstein, senior vice president and chief financial officer. "In the fourth quarter, due to the seasonal nature of our business, we expect finished goods inventory to decline. We will continue to focus on managing our working capital."

Lower year over year prices reflect the continuing decline in demand for printing and writing paper. As reported by the Pulp and Paper Products Council or PPPC, North American demand for printing and writing papers declined 1.8 percent for the first nine months of the year compared to the same timeframe in 2012.

Costs of sales declined during the third quarter on a year over year basis by $63 million. Decreased volume and lower pension, depreciation and maintenance expenses were offset somewhat by inflation. Inflation was lower than expected for the quarter driven largely by lower latex prices and lower wood costs.

Basis of Presentation
The implementation of the Chapter 11 plan and the application of fresh start accounting materially changed the carrying amounts and classifications reported in the company's consolidated financial statements and resulted in it becoming a new entity for financial reporting purposes. Accordingly, the company's consolidated financial statements for periods prior to December 31, 2012 will not be comparable to its consolidated financial statements as of December 31, 2012 or for periods subsequent to December 31, 2012. References to "Successor" or "Successor Company" refer to NewPage Holdings on or after December 31, 2012, after giving effect to the implementation of the Chapter 11 plan and the application of fresh start accounting. References to "Predecessor" or "Predecessor Company" refer to NewPage prior to December 31, 2012.

Additional Information
The NewPage Form 10-Q Quarterly Report to be filed with the U.S. Securities and Exchange Commission today will be available on the NewPage website.

Conference Call and Webcast
The NewPage Third Quarter 2013 Conference Call and Webcast is scheduled for Friday, November 8, 2013, at 11 a.m. Eastern time. Analysts and investors may access the live call and presentation slides by clicking on the link Conference Call and Webcast and following the instructions. Please go to this link at least one hour prior to the call to register, download and install any necessary audio/video software. An archive of the Conference Call and Webcast will be available at www.NewPageCorp.com starting at 4 p.m. Eastern time on November 8, 2013. Analysts and investors may also access the Conference Call only by dialing (877)-870-4263 (toll-free domestic) or (412)-317-0790 (international) and referencing the NewPage Third Quarter 2013 Conference Call.

About NewPage Corporation
NewPage is a leading producer of printing and specialty papers in North America with $3.1 billion in net sales for the year ended December 31, 2012. NewPage is headquartered in Miamisburg, Ohio, and owns paper mills in Kentucky, Maine, Maryland, Michigan, Minnesota and Wisconsin. These mills have a total annual production capacity of approximately 3.5 million tons of paper.

The company's portfolio of paper products includes coated, supercalendered and specialty papers. These papers are used in commercial printing to create corporate collateral, magazines, catalogs, books, coupons, inserts and direct mail as well as in specialty paper applications including beverage bottle labels, food and medical packaging, pressure-sensitive labels and release liners. To learn more, visit www.NewPageCorp.com.

Forward-Looking Statements
This press release may contain "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are "forward-looking statements" for purposes of federal and state securities laws. Forward-looking statements may include the words "may," "plans," "estimates," "anticipates," "believes," "expects," "intends" and similar expressions. Although we believe these forward-looking statements are based on reasonable assumptions, they are subject to numerous factors, risks and uncertainties that could cause actual outcomes and results to be materially different from those projected or assumed in our forward-looking statements. Factors that could cause actual results to differ materially from the forward-looking statements include changes in the supply of, demand for, or prices of our products; general economic and business conditions in the United States, Canada and elsewhere; the ability of our customers to continue as a going concern, including our ability to collect accounts receivable according to customary business terms; the activities of other suppliers, including those that may be engaged in unfair trade practices; changes in significant operating expenses, including raw material and energy costs; changes in currency exchange rates; changes in the availability of capital; changes in the regulatory environment, including requirements for enhanced environmental compliance; and other risks and uncertainties that are detailed in our filings with the Securities and Exchange Commission. The company does not intend, and undertakes no obligation, to update any forward-looking statements.

NewPage Holdings Inc. and Subsidiaries
Consolidated Statements of Operations (unaudited)
Three Months Ended September 30, 2013 and 2012
Dollars in millions, except per share amounts

	Successor	Predecessor
	2013	2012
Net sales	$780	$803

Cost of sales	715	778
Selling, general and administrative expenses	34	35
Interest expense	11	10
Other (income) expense, net	(1)	—
Income (loss) before reorganization items and income taxes	21	(20)
Reorganization items, net	—	26
Income (loss) before income taxes	21	(46)
Income tax (benefit)	—	1
Net income (loss)	$21	$(47)

Net income (loss) per share:
Basic	$2.91	$(472,564)
Diluted	$2.90	$(472,564)

Weighted average common shares outstanding:
Basic	7,080,000	100
Diluted	7,109,937	100

NewPage Holdings Inc. and Subsidiaries
Consolidated Statements of Operations (unaudited)
Nine Months Ended September 30, 2013 and 2012
Dollars in millions, except per share amounts

	Successor	Predecessor
	2013	2012
Net sales	$2,256	$2,322

Cost of sales	2,116	2,229
Selling, general and administrative expenses	109	105
Interest expense	35	17
Other (income) expense, net	(1)	—
Income (loss) before reorganization items and income taxes	(3)	(29)
Reorganization items, net	—	74
Income (loss) before income taxes	(3)	(103)
Income tax (benefit)	—	(17)
Net income (loss)	$(3)	$(86)

Net income (loss) per share:
Basic	$(0.43)	$(859,719)
Diluted	$(0.43)	$(859,719)

Weighted average common shares outstanding:
Basic	7,080,000	100
Diluted	7,080,000	100

NewPage Holdings Inc. and Subsidiaries
Condensed Consolidated Balance Sheets (unaudited)
September 30, 2013 and December 31, 2012
Dollars in millions, except per share amounts

	Successor
	Sept. 30,	Dec. 31,
	2013	2012
ASSETS
Cash and cash equivalents	$4	$43
Accounts receivable, net	233	220
Inventories	550	472
Other current assets	28	41
Total current assets	815	776

Property, plant and equipment, net	1,229	1,314
Other assets	143	124
TOTAL ASSETS	$2,187	$2,214

LIABILITIES AND EQUITY
Accounts payable	$162	$193
Other current liabilities	142	123
Current maturities of long-term debt	20	5
Total current liabilities	324	321

Long-term debt	492	485
Other long-term obligations	567	595
Commitments and contingencies

EQUITY
Preferred stock, 100,000 shares authorized, $0.001 per share par value	—	—
Common stock, 16,000,000 shares authorized, 7,080,000 shares issued
and outstanding, $0.001 per share par value	—	—
Additional paid-in capital	813	813
Accumulated deficit	(3)	—
Accumulated other comprehensive loss	(6)	—
Total equity	804	813
TOTAL LIABILITIES AND EQUITY	$2,187	$2,214

NewPage Holdings Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows (unaudited)
Nine Months Ended September 30, 2013 and 2012
Dollars in millions

	Successor	Predecessor
	2013	2012
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$(3)	$(86)
Adjustments to reconcile net income (loss) to
net cash provided by (used for) operating activities:
Depreciation and amortization	137	180
Non-cash interest expense	5	62
(Gain) loss on disposal of assets	1	4
U.S. pension expense	2	25
U.S. pension funding	(36)	(25)
Equity award expense	12	—
Non-cash reorganization items, net	—	12
Debtor in possession financing costs	—	4
Changes in operating assets and liabilities:
Accounts receivable	(13)	(18)
Inventories	(78)	(67)
Other operating assets	(19)	8
Accounts payable	(31)	5
Accrued expenses and other obligations	7	(139)
Net cash provided by (used for) operating activities	(16)	(35)

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(46)	(63)
Proceeds from sale of investment shares	4	—
Restricted cash	—	(1)
Net cash provided by (used for) investing activities	(42)	(64)

CASH FLOWS FROM FINANCING ACTIVITIES
Payment of financing costs	(1)	—
Repayments of long-term debt	(4)	(63)
Borrowings on revolving credit facility	370	—
Payments on revolving credit facility	(346)	—
Proceeds from debtor in possession financing	—	331
Repayments of debtor in possession financing	—	(298)
Debtor in possession financing costs	—	(4)
Net cash provided by (used for) financing activities	19	(34)

Net increase (decrease) in cash and cash equivalents	(39)	(133)
Cash and cash equivalents at beginning of period	43	142
Cash and cash equivalents at end of period	$4	$9

NewPage Holdings Inc. and Subsidiaries
Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA (unaudited)
Three Months And Nine Months Ended September 30, 2013 and 2012
Dollars in millions

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	Successor	Predecessor	Successor	Predecessor
	2013	2012	2013	2012

Net income (loss)	$21	$(47)	$(3)	$(86)
Plus:
Interest expense	11	10	35	17
Income tax (benefit)	—	1	—	(17)
Depreciation and amortization	46	61	137	180
EBITDA	$78	$25	$169	$94

Plus:
Equity awards	4	—	12	—
(Gain) loss on disposal of assets	—	2	1	4
Non-cash U.S. pension expense	—	5	—	5
Integration and related severance costs	—	—	5	2
Reorganization items, net	—	26	—	74
Post-emergence bankruptcy-related items	1	—	4	—
Other	2	—	5	2
Adjusted EBITDA	$85	$58	$196	$181

EBITDA is defined as net income (loss) before interest expense, income taxes, depreciation and amortization. EBITDA and Adjusted EBITDA (as described in table above) are not measures of our performance under accounting principles generally accepted in the United States ("U.S. GAAP"), are not intended to represent net income (loss), and should not be used as alternatives to net income (loss) as indicators of performance. EBITDA and Adjusted EBITDA are shown because they are bases upon which our management assesses performance and are primary components of certain covenants under our revolving credit facility. In addition, our management believes EBITDA and Adjusted EBITDA are useful to investors because they and similar measures are frequently used by securities analysts, investors and other interested parties in the evaluation of companies. The use of EBITDA and Adjusted EBITDA instead of net income (loss) has limitations as an analytical tool, and you should not consider them in isolation, or as a substitute for analysis of our results as reported under GAAP. Our measures of EBITDA and Adjusted EBITDA are not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the methods of calculation.

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CONTACT: Amber Best, NewPage Corporation, 937-242-9093